Exhibit 99.1

Northwest Pipe Company Announces Second Quarter 2021 Financial Results

•	Net sales of $73.8 million increased 5.5% year-over-year
•	Strong backlog of $195 million; $234 million including confirmed orders representing the 12th consecutive quarter over $200 million
•	Net income of $2.1 million or $0.21 per diluted share
•	Completed refinancing to increase borrowing capacity to $100 million providing approximately $40 million in additional liquidity

VANCOUVER, Washington—August 4, 2021—Northwest Pipe Company (NASDAQ: NWPX), an industry leader of engineered pipeline systems for water infrastructure, today announced its financial results for the second quarter ended June 30, 2021. The Company will broadcast its second quarter 2021 earnings conference call on Thursday, August 5, 2021 at 7:00 a.m. PT.

Second Quarter 2021 Results

Net sales increased 5.5% to $73.8 million in the second quarter of 2021 from $70.0 million in the second quarter of 2020. The increase was primarily due to higher shipments from the Geneva Pipe and Precast Company (“Geneva”) operations acquired in January 2020, which contributed $15.0 million in the second quarter of 2021 compared to $12.4 million in the second quarter of 2020. Net sales were relatively consistent at the Company’s steel pipe facilities for the second quarter of 2021 compared to the second quarter of 2020.

Gross profit decreased 26.4% to $9.5 million, or 12.9% of net sales, in the second quarter of 2021 from $13.0 million, or 18.5% of net sales, in the second quarter of 2020, primarily due to the combination of changes in product mix and pressure on project pricing realized at the Company’s steel pipe facilities, partially offset by increased gross profit on higher precast concrete revenues. Gross profit in the second quarter of 2020 included $1.8 million of business interruption insurance recovery, net of incremental production costs, resulting from the fire at the Company’s Saginaw, Texas facility in April 2019.

Net income was $2.1 million, or $0.21 per diluted share, in the second quarter of 2021 compared to $6.0 million, or $0.61 per diluted share, in the second quarter of 2020. The second quarter of 2020 included $2.7 million of pre-tax net insurance recoveries and gains resulting from the fire at the Company’s Saginaw facility, and $0.1 million of pre-tax acquisition-related transaction costs. After considering non-recurring items, adjusted net income was $4.0 million, or $0.41 per diluted share, in the second quarter of 2020. There were no adjustments to consider in the second quarter of 2021. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Backlog represents the balance of remaining performance obligations under signed contracts for water infrastructure steel pipe products for which revenue is recognized over time. Backlog was approximately $195 million as of June 30, 2021 compared to $178 million as of March 31, 2021 and $159 million as of June 30, 2020. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“confirmed orders”). Backlog including confirmed orders was $234 million as of June 30, 2021 compared to $210 million as of March 31, 2021 and $246 million as of June 30, 2020.

Management Commentary

“As we expected, the second quarter continued to be challenging for the steel pressure pipe business. The combination of steel delivery issues, customer-driven delays on existing orders, and the associated bidding pressure that occurred due to the significant project bidding delays over the past few quarters negatively affected our second quarter production levels as well as our margins,” said Scott Montross, President and CEO of the Company. “We saw project bidding begin to stabilize and improve during the second quarter which resulted in a steel pressure pipe backlog that grew to $234 million. The precast concrete business remained very strong during the quarter, offsetting slowness in the steel pressure pipe business, and leading to an order book that remains at a historically high level.”

Mr. Montross continued, “We expect steel pressure pipe bidding strength and stability to continue to improve in the second half of the year. However, we anticipate that our steel pressure pipe revenue and margin recovery will be slow in the beginning of the second half of 2021 given the ripple effects we will continue to experience from steel delivery delays and existing job and project bidding delays. This is in addition to the lingering effect of market panic bidding and the resulting margin pressure that occurred due to significant bidding delays in the second half of 2020 and early 2021. That said, we believe a stronger bidding environment in the second half of 2021, coupled with our growing backlog, should support improved revenue and margins as we move into the latter part of 2021 and into 2022. In addition, the precast concrete business is expected to remain strong during the second half of 2021.”

Balance Sheet Details

Total cash and cash equivalents were $23.2 million as of June 30, 2021, down from $29.9 million as of March 31, 2021 primarily due to a $7.6 million repayment of the term loan completed as part of the second quarter refinancing.

On June 30, 2021, the Company entered into a new credit agreement, increasing the aggregate borrowing capacity available to the Company for revolving loans and letters of credit to $100 million through June 30, 2024.

As of June 30, 2021, the Company had no outstanding revolving loan borrowings, with additional borrowing capacity of approximately $98 million. As of March 31, 2021, the Company had $8.4 million of outstanding term loan borrowings and no outstanding revolving loan borrowings, with additional revolving loan borrowing capacity of approximately $52 million.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s second quarter 2021 financial results will be held on Thursday, August 5, 2021 at 7:00 a.m. PT. The call will be broadcast live over the Internet hosted on the Investor Relations section of the Company's website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, August 19, 2021 by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 10015713.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer for water related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company produces high-quality precast and reinforced concrete products, Permalok® steel casing pipe, bar-wrapped concrete cylinder pipe, as well as linings, coatings, joints, and one of the largest offerings of fittings and specialized components. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, structural stormwater and sewer systems, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Geneva and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, impacts of recent U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and natural disasters, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

(360) 397‑6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829‑5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net sales	$73,812	$69,971	$146,123	$138,894
Cost of sales	64,274	57,013	127,810	116,357
Gross profit	9,538	12,958	18,313	22,537
Selling, general, and administrative expense	6,337	5,584	12,167	13,529
Operating income	3,201	7,374	6,146	9,008
Other income	30	1,059	89	658
Interest income	-	11	-	33
Interest expense	(348)	(262)	(575)	(481)
Income before income taxes	2,883	8,182	5,660	9,218
Income tax expense	752	2,184	1,354	2,656
Net income	$2,131	$5,998	$4,306	$6,562

Net income per share:
Basic	$0.22	$0.61	$0.44	$0.67
Diluted	$0.21	$0.61	$0.43	$0.67

Shares used in per share calculations:
Basic	9,861	9,792	9,837	9,771
Diluted	9,915	9,808	9,920	9,832

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$23,198	$37,927
Trade and other receivables, net	33,778	42,680
Contract assets	90,504	76,985
Inventories	30,029	29,177
Prepaid expenses and other	4,035	5,194
Total current assets	181,544	191,963
Property and equipment, net	110,007	110,184
Operating lease right-of-use assets	33,522	30,813
Goodwill	22,985	22,985
Intangible assets, net	9,887	10,518
Other assets	6,164	6,552
Total assets	$364,109	$373,015

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$-	$7,701
Accounts payable	15,460	12,993
Accrued liabilities	14,988	16,814
Contract liabilities	2,722	6,189
Current portion of operating lease liabilities	2,406	2,204
Total current liabilities	35,576	45,901
Long-term debt	-	5,888
Operating lease liabilities	30,631	27,911
Deferred income taxes	12,548	12,481
Other long-term liabilities	10,642	11,208
Total liabilities	89,397	103,389

Stockholders' equity	274,712	269,626
Total liabilities and stockholders’ equity	$364,109	$373,015

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income, as reported	$2,131	$5,998	$4,306	$6,562
Adjustments for non-recurring items:
Acquisition-related transaction costs	-	67	-	2,584
Saginaw fire insurance recoveries, net	-	(1,791)	-	(1,399)
Saginaw fire gain on property and equipment replacement	-	(951)	-	(951)
Acquisition-related inventory charges	-	-	-	266
Estimated tax impact of non-recurring items	-	668	-	(125)
Adjusted net income	$2,131	$3,991	$4,306	$6,937

Diluted net income per share, as reported	$0.21	$0.61	$0.43	$0.67

Adjusted diluted net income per share	$0.21	$0.41	$0.43	$0.71